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                                                                      Exhibit 11

                STATEMENT ON COMPUTATION OF EARNINGS PER SHARE
               (dollars in thousands, except per share amounts)

                                                     Years Ended
                                         ----------------------------------
                                         February 1, February 3, January 28
                                            1997        1996        1995
                                         ----------  ----------  ----------
    Weighted average common shares
      outstanding during the year            5,900       5,867       6,078

    Effect of dilutive stock options,
      net of shares assumed
      repurchased at average market
      price                                     42          61          61
                                          --------    --------    --------

    Weighted average common share and
      common share equivalents               5,942       5,928       6,139
                                          ========    ========    ========

    Net Income                            $  1,084    $  7,290    $ 10,265
                                          ========    ========    ========


    Earnings per share:
    Net income                            $    .18    $   1.23    $   1.67
                                          ========    ========    ========


The difference between primary net income per common share and fully diluted net income per common share is not significant for the periods presented.





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